Exhibit 99.1

Jazz Pharmaceuticals, Inc. Announces Second Quarter 2007 Financial Results

– Record Xyrem Quarterly Net Sales of $9.6 Million

PALO ALTO, Calif., August 9, 2007 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the quarter ended June 30, 2007.

Jazz Pharmaceuticals’ net loss for the second quarter of 2007 was $39.9 million, compared to a net loss of $24.1 million for the second quarter of 2006. The net loss for the quarter ended June 30, 2007 includes other income of $4.9 million related to a decrease in the value of a preferred stock warrant liability and a charge of $17.5 million related to a previously announced settlement reached with the United States Department of Justice and other federal agencies.

Total revenues for the quarter ended June 30, 2007 were $14.3 million, compared to $11.1 million for the quarter ended June 30, 2006. The increase in total revenue resulted primarily from increased net sales of Xyrem® (sodium oxybate). For the quarter ended June 30, 2007, Xyrem achieved record net sales of $9.6 million. For the six months ended June 30, 2007, total revenues were $28.4 million, compared to $20.9 million for the six months ended June 30, 2006.

Research and development expenses for the quarter ended June 30, 2007 were $17.4 million, compared to $14.3 million for the quarter ended June 30, 2006. The increase was primarily due to increased spending on Phase III clinical development of JZP-6 for fibromyalgia syndrome, expenses in connection with the scale-up of commercial manufacturing for Luvox® CR (fluvoxamine maleate) extended-release capsules and increased headcount.

Selling, general and administrative expenses for the quarter ended June 30, 2007 were $18.2 million, compared to $13.7 million for the quarter ended June 30, 2006. The increase was primarily due to spending in preparation for the launch of Luvox CR, increased headcount, and higher expenses to support the sales force, offset in part by a reduction in legal fees.

Jazz Pharmaceuticals’ unrestricted cash and cash equivalents balance as of June 30, 2007 was $148.0 million. During the quarter ended June 30, 2007, net cash used in operating activities was $16.7 million.

“We are very pleased with the continued success and growth of our commercial business,” said Samuel R. Saks, M.D., Chief Executive Officer of Jazz Pharmaceuticals, Inc. “On the development side, our portfolio of product candidates continues to advance, in line with our company’s mission to provide important new products for patients and caregivers.”

Recent Highlights

•

Jazz Pharmaceuticals priced its initial public offering of six million shares of its common stock and began trading on the Nasdaq Global Market under the trading symbol “JAZZ” on June 1, 2007. Net cash proceeds from the initial public offering were approximately $97.2 million, after deducting underwriting discounts and commissions and estimated offering expenses.

•

In August, the U.S. Food and Drug Administration (FDA) accepted for review the submission of the complete response by Solvay Pharmaceuticals, Inc. to the FDA approvable letter for Luvox CR. The PDUFA action date is December 22, 2007.

•

Jazz Pharmaceuticals achieved a clinical enrollment milestone in early August under our agreement with UCB Pharma Limited relating to JZP-6 for fibromyalgia syndrome, which triggers a $7.5 million payment to Jazz Pharmaceuticals.

•	Jazz Pharmaceuticals’ partner, Valeant Pharmaceuticals International, launched Xyrem in Canada on July 30, 2007. Valeant promotes Xyrem in Canada through its specialty sales force.

•

Jazz Pharmaceuticals completed a pharmacokinetic study of JZP-2, a product candidate for the acute treatment of panic attacks associated with panic disorder. Based upon an initial analysis of the pharmacokinetic data generated by the study, management expects that this product formulation will likely be discontinued.

Jazz Pharmaceuticals will host an investor conference call and live audio webcast to discuss its quarterly results on August 9, 2007 at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The live webcast and press release may be accessed on Jazz Pharmaceuticals’ website at www.JazzPharmaceuticals.com. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time for any software downloads that may be necessary. An archived version of the webcast will be available through August 23, 2007. Investors may participate in the conference call by dialing 1-800-299-0433 in the U.S., or 1-617-801-9712 outside the U.S., and entering passcode 23108551. A replay of this call will be available until August 23, 2007 at 1-888-286-8010 (U.S.), or 1-617-801-6888 (international), using the passcode 26350949.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements set forth above may constitute forward-looking statements about Jazz Pharmaceuticals’ business, including, but not limited to, development and approval of its product candidates and future sales of its products and product candidates. These forward-looking statements inherently involve significant risks and uncertainties. For further information with respect to factors that could cause the results of Jazz Pharmaceuticals to differ materially from expectations, reference is made to the risks outlined under “Risk Factors,” in the Form S-1 Registration Statement dated May 31, 2007 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission, as well as Jazz Pharmaceuticals’ Quarterly Report on Form 10-Q expected to be filed on or before August 14, 2007. Jazz Pharmaceuticals’ actual results may differ materially from its expectations due to these risks and uncertainties. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product sales, net	$13,615	$10,454	$25,240	$20,225
Royalties, net	360	120	571	186
Contract revenue	289	500	2,541	500

Total revenues	14,264	11,074	28,352	20,911
Operating expenses:
Cost of product sales	1,679	1,754	3,682	3,323
Research and development	17,407	14,280	32,274	27,174
Selling, general and administrative	18,175	13,716	32,514	25,935
Amortization of intangible assets	2,287	2,400	4,649	4,800
Provision for government settlement	17,469	—	17,469	—

Total operating expenses	57,017	32,150	90,588	61,232

Loss from operations	(42,753)	(21,076)	(62,236)	(40,321)
Interest income	1,300	591	2,391	1,172
Interest expense	(3,314)	(3,769)	(6,582)	(7,546)
Other income, net	4,904	120	1,835	182
Gain on sale of product rights	—	—	5,145	—

Net loss	(39,863)	(24,134)	(59,447)	(46,513)
Beneficial conversion feature	—	—	—	(3,501)

Loss attributable to common stockholders	$(39,863)	$(24,134)	$(59,447)	$(50,014)

Loss per share attributable to common stockholders, basic and diluted	$(5.27)	$(2,194.00)	$(15.59)	$(5,001.40)

Weighted-average common shares used in computing loss per share attributable to common stockholders, basic and diluted	7,561	11	3,813	10

Non-GAAP net loss per share information (1):
Loss attributable to common stockholders	$(39,863)	$(24,134)	$(59,447)	$(50,014)
Weighted-average shares used in computing non-GAAP net loss per share	19,771	13,429	18,863	13,100

Non-GAAP net loss per share	$(2.02)	$(1.80)	$(3.15)	$(3.82)

Reconciliation of GAAP loss per share attributable to common stockholders and non-GAAP net loss per share:
GAAP loss per share attributable to common stockholders, basic and diluted	$(5.27)	$(2,194.00)	$(15.59)	$(5,001.40)
Decrease due to items summarized below	3.25	2,192.20	12.44	4,997.58

Non-GAAP net loss per share	$(2.02)	$(1.80)	$(3.15)	$(3.82)

GAAP weighted-average common shares outstanding	7,561	11	3,813	10
Increase in the weighted-average number of shares outstanding from treating preferred shares as if they converted into common shares at their date of issuance	12,210	13,418	15,050	13,090

Weighted-average shares used in computing non-GAAP net loss per share	19,771	13,429	18,863	13,100

(1)	Non-GAAP net loss per share attributable to common stockholders and weighted-average shares used in computing non-GAAP loss per share attributable to common stockholders treats outstanding preferred shares as if they were converted into common shares at their date of issuance. Management believes that including non-GAAP net loss per share for periods prior to and including the Company’s June 2007 initial public offering provides a useful and relevant measure for comparative year-over- year operating performance. Management does not believe the use of non-GAAP net loss per share lessens the importance of comparable GAAP measures. As of June 30, 2007, 24,550,554 shares of common stock were issued and outstanding.

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$148,000	$78,948
Restricted cash	275	275
Accounts receivable, net	6,462	5,380
Inventories	3,216	3,026
Prepaid expenses	2,655	3,447
Other current assets	547	487

Total current assets	161,155	91,563
Property and equipment, net	3,025	2,107
Intangible assets	60,952	69,140
Goodwill	38,213	38,213
Long-term restricted cash and investments	12,085	12,000
Other long-term assets	1,440	1,548

Total assets	$276,870	$214,571

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$3,134	$2,191
Accounts payable	4,268	5,443
Accrued liabilities	22,198	12,943
Deferred revenue	2,027	1,422
Preferred stock warrant liability	—	8,521

Total current liabilities	31,627	30,520
Deferred rent and other non-current liabilities	452	534
Deferred revenue, non-current	13,037	13,495
Liability under government settlement, non-current	14,881	—
Senior secured notes	74,622	74,283

Convertible preferred stock	—	263,852
Common stock subject to repurchase	13,174	8,183
Stockholders’ equity (deficit):
Common stock	2	—
Additional paid-in capital	366,165	1,335
Accumulated other comprehensive income	—	12
Accumulated deficit	(237,090)	(177,643)

Total stockholders’ equity (deficit)	129,075	(176,296)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$276,870	$214,571

JAZZ PHARMACEUTICALS, INC.

SUMMARY OF PRODUCT SALES, NET

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Xyrem	$9,628	$7,202	$18,252	$13,355
Antizol	3,987	3,007	6,623	6,138
Cystadane (1)	—	245	365	732

Total	$13,615	$10,454	$25,240	$20,225

(1)	Jazz Pharmaceuticals, Inc. sold its rights to Cystadane to an unrelated third party in March 2007.

# # #

Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

Jim Karrels, Executive Director, Finance

650-496-2800

investorinfo@jazzpharmaceuticals.com